JOY GLOBAL INC.

News Release

Contacts:

At the Company:	At Financial Relations Board:
Sara Leuchter Wilkins	George Zagoudis
Vice President, Investor Relations	Analyst Contact
and Corporate Communications	312-640-6663
414-319-8513

JOY GLOBAL INC. SUPPLEMENTS FISCAL 2008 GUIDANCE

Milwaukee, WI – May 6, 2008 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today updated its fiscal 2008 guidance.

The Company anticipates that higher purchase accounting charges related to the acquisition of Continental Global, Inc. and charges associated with the expected early termination of a maintenance and repair contract will adversely affect its earnings per share guidance for full year fiscal 2008.

Preliminary asset valuations associated with the purchase accounting of Continental Global, Inc. are higher than previously estimated. The additional charges resulting from these higher valuations are expected to reduce earnings per share by $0.05 to $0.06 for the full year, with the majority coming in the second fiscal quarter. When evaluated before the purchase accounting charges, the results of Continental continue to be as planned.

The maintenance and repair contract covers equipment that includes a dragline delivered in 1996 and includes provisions that mitigate the customer’s risk associated with buying the first of the new 9020-model dragline. The amount to be expensed will include the write-off of related assets plus anticipated transition costs, and is expected to adversely impact earnings per share by $0.14 to $0.17 for the fiscal year. The Company believes that the expected early termination of this contract will establish certainty regarding the future financial performance under provisions of this contract.

The Company’s previously announced annual fiscal 2008 revenue guidance of $3.1 to $3.3 billion remains unchanged. Adjusting earnings for the items noted above, the Company now expects annual fiscal 2008 earnings to be between $2.96 and $3.22 per fully diluted share, down $0.19 to $0.23 from the previous guidance of $3.15 to $3.45 per fully diluted share.

According to Mike Sutherlin, president and chief executive officer of Joy Global Inc., “The maintenance and repair contract is unique since it is associated with the first sale of a new product, and its resolution will enhance our earnings in future years. The increased purchase accounting charges for Continental will impact reported earnings but do not affect the underlying earnings ability of this business.

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100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 ( PO Box 554 Milwaukee WI 53201-0554 ( 414/319/8501

Joy Global Inc.

“In addition, the fundamentals and outlook for our markets are stronger than at any other time in this cycle. Across all commodities, supply is tight at best and most often is in deficit. These conditions demonstrate that the investments made by our customers to-date have not been sufficient to keep pace with growing demand, and higher rates of investment will be required to catch up. Even with significant increases in investment, we expect the markets to remain in deficit and prices strong for the next three to five years.”

On Thursday, May 8 at 1:40 p.m. EDT, Mike Sutherlin is scheduled to present at the 2008 Bank of America BASics/Industrials Conference being held at the New York Palace Hotel in New York City. A live audio webcast of the presentation with accompanying slides will be available on the company's website at http://investors.joyglobal.com/events.cfm.

The Company will release second quarter earnings results prior to the opening of business on Thursday, May 29 and has scheduled a conference call that day at 11 a.m. EDT. Interested parties can listen to the call by dialing 800-649-5127 in the United States or 706-679-0637 outside of the United States, access code #46548299, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.